Exhibit 99.1

Assured Guaranty to Acquire Radian Asset Assurance Inc.
Post-Acquisition Merger of Radian’s Financial Guaranty Unit Into Assured Guaranty Corp. Will Add $19.4 Billion to AGC’s Insured Portfolio
Hamilton, Bermuda – December 23, 2014 –  Assured Guaranty Ltd. (NYSE:AGO) (together with its subsidiaries, Assured Guaranty), the leading financial guaranty insurance company, announced that its subsidiary Assured Guaranty Corp. (AGC) has entered into an agreement to acquire Radian Asset Assurance Inc. (Radian Asset), which conducts the financial guaranty business of Radian Group Inc. (Radian). Immediately following the acquisition, AGC will merge with Radian Asset, with AGC as the surviving company. The acquisition and merger are expected to be completed in the first half of 2015. Both the acquisition and merger are subject to regulatory approval.
“We are pleased to enter into this mutually beneficial transaction with Radian. The acquisition will strengthen Assured Guaranty’s franchise by adding a solid book of business that is consistent with our strategic objectives and will also increase AGC’s capital base and policyholders’ surplus,” said Dominic Frederico, President and CEO of Assured Guaranty.
“We expect the transaction to be accretive to Assured Guaranty’s earnings per share, operating shareholders’ equity and adjusted book value. Additionally, the acquisition should enhance the value and market liquidity of the bonds insured by Radian Asset,” he added.
Under the agreement, AGC will pay $810 million in cash to acquire Radian Asset. As of September 30, 2014, Radian Asset had an insured portfolio of $19.4 billion of net par, which would bring AGC’s total net par outstanding to $68.3 billion. Radian Asset has approximately $1.3 billion of statutory capital, and Assured Guaranty currently estimates the transaction will increase AGC’s statutory capital by $425 million to $475 million.
BofA Merrill Lynch is acting as financial advisor to Assured Guaranty and Mayer Brown LLP is acting as its legal advisor.

Exhibit 99.1

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect Assured Guaranty’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, those resulting from Assured Guaranty’s inability to obtain regulatory approval for its proposed purchase of Radian Asset; adverse developments in the acquired portfolio; and other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of December 23, 2014. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AGC is a Maryland-domiciled insurance company regulated by the Maryland Insurance Administration and licensed to conduct financial guaranty insurance business in all 50 states of the United States, the District of Columbia and Puerto Rico. AGC commenced operations in 1988. AGC is a wholly owned, indirect subsidiary of Assured Guaranty Ltd., a Bermuda-based holding company whose shares are publicly traded and are listed on the New York Stock Exchange under the symbol AGO. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Contact:
Investor Relations:
Robert Tucker, 212-339-0861
Managing Director, Investor Relations and Corporate Communications
rtucker@assuredguaranty.com
Media:
Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@assuredguaranty.com